TRANSPORTATION SERVICES AGREEMENT
(SJV System)
This TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated effective as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company (“TVPC”), on the one hand, and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”) on the other hand, each individually a “Party” and collectively referred to as “Parties.”
RECITALS
WHEREAS, TVPC owns the Main Line (North) (defined below) and the Main Line (South) (defined below) and the pipelines and associated pumping stations, tanks and related equipment used to transport Crude Oil (defined below), including the segments as identified on Schedule A-1 (each a “Crude Pipeline Segment” and collectively the “Crude Pipelines”), together with all easements, licenses, rights of way and other pipeline interests associated therewith and the Dedicated Tanks (as defined below) and the Throughput Tanks (defined below) as identified on Schedule A-1, each of which is used for the storage of Crude Oil and located on the Crude Pipelines (collectively, the “Tanks”); and
WHEREAS, the Crude Pipelines and Tanks provide services primarily to PBF Holding as direct support for the operations of the Refinery (defined below); and
WHEREAS, TVPC intends to provide transportation and storage services with respect to Crude Oil transported or handled by TVPC for PBF Holding on the Crude Pipelines and in the Tanks, subject to and upon the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:

1.	DEFINITIONS

The definitions set forth below shall apply whenever a capitalized term specified below is used in this Agreement.
“Acquisition Proposal” has the meaning set forth in Section 27(c)(i).
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between TVPC, on the one hand, and PBF Holding, on the other hand, arising under or in connection with this Agreement.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“bpd” means Barrels per day.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capacity Expansion” has the meaning set forth in Section 2(b)(ii).
“Claimant” is defined in Section 26(a).
“Claims” has the meaning set forth in Section 20(a).
“Commencement Date” has the meaning set forth in Section 3.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non‑public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“CPI-U” means the Consumer Price Index for All-Urban Consumers, U.S. City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics.
“Credit” has the meaning set forth in Section 5(d)(ii).
“Crude MTC” means, as applicable, (i) the aggregate volume of 50,000 bpd multiplied by the number of calendar days each Month for the Main Line (North) and (ii) the aggregate volume of 70,000 bpd multiplied by the number of calendar days each Month for the Main Line (South); provided, however, that the Crude MTC during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.
“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.
“Crude Pipelines” has the meaning set forth in the Recitals.
“Crude Reserved Capacity” means the aggregate volume capacity in bpd for the Crude Pipelines as set forth on the Pipeline Service Order applicable to Crude Oil transportation.
“Crude Shortfall Payment” has the meaning set forth in Section 5(d)(i).

“Crude Supply Agreements” means any crude supply agreement entered into by PBF Holding, as buyer with a supplier of Crude Oil or its affiliates (“PBF Holding Crude Oil Supplier”) that contemplates transportation of Crude Oil on the Crude Pipelines.
“Dedicated Tank” means the Tanks designated as such on Schedule A-1 hereto.
“Designated Refinery Assets” has the meaning set forth in Section 16(a).
“Disposition Notice” has the meaning set forth in Section 27(c)(i).
“First ROFR Acceptance Deadline” has the meaning set forth in Section 27(c)(i).
“Excess Storage Throughput Fees” means the fee calculated as set forth in the Storage Service Order.
“Excess Throughput Fees” means the fee calculated as set forth in the Pipeline Service Order.
“Extension Period” has the meaning set forth in Section 4.
“First Offer Period” has the meaning set forth in Section 13(d).
“First ROFR Acceptance Deadline” has the meaning set forth in Section 27(c)(i).
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, blockades, insurrections, riots, storms, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, washouts, other interruptions caused by acts of nature or the environment, arrests, the order of any court or Governmental Authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, vessels, storage tanks or lines of pipe or rail lines, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain or distribute Crude Oil, feedstocks, other products or materials necessary for operation because of a failure of third-party pipelines or rail lines or any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure. For the avoidance of any doubt, with respect to PBF Holding, if a Crude Oil Supplier declares an event of force majeure under a Crude Supply Agreement, during the pendency of such event, such event shall also be grounds for PBF Holding to declare a Force Majeure under this Agreement.
“Force Majeure Party,” “Force Majeure Notice” and “Force Majeure Period” each have the meaning set forth in Section 14(a).
“General Partner” means PBF Logistics GP, LLC, a Delaware limited liability company.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Initial Term” has the meaning set forth in Section 4.

“Main Line (North)” means, collectively, the Segments as identified under the heading “Main Line (North)” on Schedule A-1.
“Main Line (South)” means, collectively, the Segments as identified under the heading “Main Line (South)”on Schedule A‑1.
“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
“Notice Period” has the meaning set forth in Section 15(a).
“Offer Price” has the meaning set forth in Section 27(c)(i).
“Operating Capacity” means the effective storage capacity of a Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, only as to Crude Oil that such Tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time. The current Operating Capacity of each Tank shall be listed on the applicable Storage Service Order as of the date of such Storage Service Order.
“Operating Procedures” has the meaning set forth in Section 9(b)(ii).
“Party” and “Parties” each have the meaning set forth in the Preamble.
“Partnership” means PBF Logistics LP, a Delaware limited partnership.
“Partnership Change of Control” means PBF Energy Inc. ceases to Control the General Partner.
“Partnership Group” has the meaning set forth in Section 20(b).
“PBF Holding” has the meaning set forth in the Preamble.
“PBF Holding Crude Oil Supplier” has the meaning set forth in the definition of “Crude Supply Agreements.”
“PBF Holding Designee” means, collectively, each Person designated by PBF Holding, including any Person acting as an intermediator of all or any portion of the Crude Oil.
“PBF Holding Group” has the meaning set forth in Section 20(a).
“PBF Holding Inspector” means PBF Holding, the PBF Holding Designee and their respective representatives (including one or more Supplier Inspectors, collectively, the “PBF Holding Inspectors”).
“Permanent Refinery Shutdown” has the meaning set forth in Section 16(a).
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline Capacity Resolution” has the meaning set forth in Section 17(d).
“Pipeline Restoration” has the meaning set forth in Section 17(c).

“Pipeline Service Order” has the meaning set forth in Section 8(a)(i)
“Prime Rate” means the rate of interest quoted The Wall Street Journal, Bonds, Rates & Yields Sections as the Prime Rate.
“Proposed Transferee” has the meaning set forth in Section 27(c)(i).
“Prudent Industry Practice” means, as of the relevant time, those methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States that, in the exercise of reasonable judgment in light of the circumstances known at the time of performance, would have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition with due regard for health, safety, security and environmental considerations. Prudent Industry Practice is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include reasonably acceptable practices, methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States.
“Receiving Party Personnel” has the meaning set forth in Section 24(d).
“Refinery” means the petroleum refinery, located in Torrance, California owned and operated by Torrance Refining Company LLC.
“Refinery Asset Option Notice” has the meaning set forth in Section 16(a)(ii).
“Refinery Asset Option Period” has the meaning set forth in Section 16(a)(vi).
“Refinery Asset Purchase Option” has the meaning set forth in Section 16(a)(ii).
“Respondent” is defined in Section 26(a).
“ROFO Notice” has the meaning set forth in Section 18(a).
“ROFO Response” has the meaning set forth in Section 18(a).
“ROFR Acceptance Deadlines” has the meaning set forth in Section 27(c)(i).
“ROFR Asset” means the SJV System and each asset that comprises the SJV System and is material to the operation thereof.
“ROFR Governmental Approval Deadline” has the meaning set forth in Section 27(c)(iii).
“ROFR Response” has the meaning set forth in Section 27(c)(i).
“Sale Assets” has the meaning set forth in Section 27(c)(i).
“Second ROFR Acceptance Deadline” has the meaning set forth in Section 27(c)(i).
“Segment” means each separate section of Crude Pipeline with the origin and destination set forth on Schedule A-1 of this Agreement.

“Service Order” means, individually, a Pipeline Service Order or a Storage Service Order and collectively referred to as “Service Orders.” The current Operating Capacity of each Tank shall be listed on the applicable Storage Service Order as of the date of such Storage Service Order.
“Shell Capacity” means the gross storage capacity of a Tank, based upon its dimensions, as set forth for each Tank on Schedule A-1 attached hereto and in applicable Storage Service Orders.
“SJV System” means the Crude Pipelines and the Tanks.
“Special Damages” has the meaning set forth in Section 12(a).
“Storage Capacity Resolution” has the meaning set forth in Section 17(a)(ii).
“Storage Service Order” has the meaning set forth in Section 8(a)(ii).
“Storage Services Fee” has the meaning set forth in Section 5(e).
“Substitute Tank” has the meaning set forth in Section 5(c).
“Supplier Inspector” means any Person selected by PBF Holding to perform any and all inspections required by PBF Holding or the PBF Holding Designee in a commercially reasonable manner at PBF Holding’s own cost and expense that is acting on behalf of PBF Holding or the PBF Holding Designee and that (a) is a Person who performs sampling, quality analysis and quantity determination or similar services of the Crude purchased and sold under any Crude Supply Agreement between PBF Holding (or its Affiliates) and the PBF Holding Designee, (b) is not an Affiliate of any Party, and (c) in the reasonable judgment of PBF Holding, is qualified and reputed to perform its services in accordance with Applicable Law and Prudent Industry Practice.
“Surcharge” has the meaning set forth in Section 7(a).
“Suspension Notice” has the meaning set forth in Section 15(a).
“Tank Heels” consist of the minimum quantity of Crude Oil which either (a) must remain in a Tank during all periods when the Tank is available for service to keep the Tank in regulatory compliance or (b) is necessary for physical operation of the Tank.
“Tank Restoration” has the meaning set forth in Section 17(a)(i).
“Tanks” has the meaning set forth in the Preamble and includes any Substitute Tanks provided by TVPC in lieu of the Tanks set forth in Schedule A-1.
“Term” has the meaning set forth in Section 4.
“Termination Notice” has the meaning set forth in Section 14(b).
“Throughput Tanks” means the Tanks designated as such on Schedule A-1 hereto.
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.
“Transportation Fee” means the fee per Barrel of Crude Oil as set forth in the Pipeline Service Order executed in connection with the transport of such Crude Oil.

“Transportation Right of First Refusal” has the meaning set forth in Section 13(d).
“TVPC” has the meaning set forth in the Preamble.

2.	VOLUME COMMITMENT; RESERVED CAPACITY

(a)Minimum Throughput Commitments. Each Month during the Term, PBF Holding shall ship the Crude MTC on the Main Line (North) and the Main Line (South), or, in the event it fails to do so, shall remit to TVPC the Crude Shortfall Payment pursuant to Section 5(d)(i) below.

(b)Reserved Capacity and Expansion.

(i)Reserved Capacity. During the Term and subject to the terms and conditions of this Agreement, TVPC shall make available to PBF Holding at all times capacity on the Crude Pipelines sufficient to allow PBF Holding to transport the Crude Reserved Capacity as set forth on the Pipeline Service Orders.

(ii)Capacity Expansion. PBF Holding may at any time make a written request to TVPC to increase the capacity of any Segment or to construct any new pipelines (a “Capacity Expansion”), and shall include in such written request the parameters and specifications of the requested Capacity Expansion. Upon the receiving such a request, TVPC shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting such Capacity Expansion and any related tankage, cost and financing factors and the effect of such Capacity Expansion on the overall operation of the Crude Pipelines. If TVPC determines that such a Capacity Expansion is operationally and commercially feasible, TVPC shall present a proposal to PBF Holding concerning the design of such Capacity Expansion, its projected costs and how and what portion of such costs might be funded by or recovered from PBF Holding. If TVPC determines that such a Capacity Expansion is not commercially or operationally feasible, it shall provide PBF Holding with an explanation of and justification for why it made such determination. If TVPC notifies PBF Holding that the Capacity Expansion may be commercially and operationally feasible, the Parties shall negotiate reasonably and in good faith to determine appropriate terms and conditions for the Capacity Expansion, which shall include, without limitation, the scope of the Capacity Expansion, the appropriate timing for constructing the Capacity Expansion and a mechanism for TVPC to recover an appropriate portion of its costs, plus a reasonable return on capital associated with such Capacity Expansion, which may include, without limitation, direct funding of all or part of the costs by PBF Holding, an increase in Transportation Fee and/or an increase in the Crude MTC.

(c)Third Party Transportation. Unless otherwise specified in a Pipeline Service Order, all Crude Oil transported for PBF Holding shall be on a fungible commingled basis, and TVPC may commingle such Crude Oil with Crude Oil of third parties of like grade and kind. Subject to the PBF Holding’s preferential rights set forth in Section 18, TVPC shall have the right to enter into arrangements with third parties to transport Crude Oil through the Crude Pipelines; provided, however, that in no event shall TVPC, without PBF Holding’s prior consent, enter into any third party arrangements that would restrict or limit the ability of PBF Holding to transport the Crude Reserved Capacity.

(d)Dedicated Storage Commitment. Subject to the terms and conditions of this Agreement and the Storage Service Order, TVPC shall accept, redeliver and store all Crude Oil tendered by PBF Holding up to the effective Operating Capacity of the Dedicated Tank. TVPC shall provide the ancillary services necessary to receive, store, and redeliver Crude Oil to, in and from the Dedicated Tank, including, but not limited to, injecting additives in Crude Oil, receiving Crude Oil from trucks, providing Crude Oil samples to PBF Holding and gauging the Dedicated Tank at the end of each Month.

(e)Dedicated Storage. Subject to the terms of this Agreement, the Dedicated Tank shall be dedicated and used exclusively for the storage of PBF Holding’s Crude Oil or the Crude Oil of PBF Holding Designee. To the extent that PBF Holding does not require all or a portion of the Operating Capacity of the Dedicated Tank in a Month, TVPC may provide storage services for third parties using the Dedicated Tank during such Month, and such volumes shall be applied as a credit to reduce the Shell Capacity of the Dedicated Tank for purposes of determining the Storage Services Fee for the Dedicated Tank in such Month. Unless TVPC provides such storage services for third parties, PBF Holding shall remain responsible for the full amount of the Storage Service Fee for the Dedicated Tank, except as otherwise set forth herein.

(f)Throughput Storage. Subject to the terms of this Agreement, TVPC agrees to keep the Throughput Storage Tanks available for use by PBF Holding for purposes of injecting Barrels of Crude Oil into the Crude Pipelines. TVPC shall provide the ancillary services necessary to receive and inject Crude Oil in and from the Throughput Tanks, including injecting additives in Crude Oil.

(g)Tank Heels. For Tanks dedicated to and used exclusively for the storage and throughput of PBF Holding’s Crude Oil, PBF Holding shall be responsible maintaining all Tank Heels required for operation of such Tanks. Tank Heels cannot be withdrawn from any Tank without prior approval of TVPC.

3.	COMMENCEMENT DATE

The “Commencement Date” will be September 1, 2016.

4.	TERM

(a)Initial Term and Extension Term. The initial term of this Agreement shall commence on the Commencement Date and shall continue through August 31, 2026 (the “Initial Term”); provided, however, that PBF Holding may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TVPC no less than three hundred sixty-five (365) days prior to the end of the Initial Term or the then-current Extension Period or within thirty (30) days after notice of a Partnership Change in Control. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”

(b)Termination. The Parties may terminate this Agreement prior to the end of the Term (i) as they may mutually agree in writing, (ii) pursuant to a default in accordance with Section 13, (iii) pursuant to a Termination Notice in accordance with Section 14(b), and (iv) pursuant to a Suspension Notice in accordance with Section 15(a). In addition, TVPC may terminate this Agreement with respect to affected Segments in accordance with Section 7(d)(i).

5.	TRANSPORTATION AND STORAGE FEES

(a)Transportation Fees. PBF Holding shall pay the Transportation Fees for the transport of Crude Oil on the Crude Pipelines as set forth and calculated in the applicable Pipeline Service Order.

(b)Excess Throughput Fee. In addition, PBF Holding shall pay any applicable Excess Throughput Fee as set forth and calculated in the applicable Pipeline Service Order.

(c)Removal of Segments or Tanks from Service. If at any time during the Term, TVPC determines temporarily to remove from service any Segment or Segments or portion of the Crude Pipelines or any Tank, TVPC shall notify PBF Holding in writing of such temporary removal from service as soon as reasonably practicable, and PBF Holding and TVPC shall cooperate in good faith to allocate PBF Holding’s shipments to other Segments such that PBF Holding can continue to ship the Crude Reserved Capacity. If the temporary removal from service of a Segment or Segments or portion of the Crude Pipelines restricts PBF Holding from transporting the Crude Reserved Capacity, then until such Segment or Segments or portion of the Crude Pipelines are restored to service, the Crude MTC shall be reduced by the difference between (A) the pro rata portion thereof allocable to such Segment or Segments or portion of the Crude Pipelines and (B) the amount that PBF Holding can effectively transport until such Segment or Segments or portion of the Crude Pipelines are restored to service. If the temporary removal from service of a Tank restricts PBF Holding from the storage and throughput rights as provided in a Storage Service Order, then until such Tank is restored to service, the Storage Service Fees and any minimum throughput capacities set forth in a Storage Service Order shall be reduced by the difference between (i) the pro rata portion thereof allocable to such Tank and (ii) the amount that PBF Holding can effectively store and throughput (including storage and throughput capacity provided by a Substitute Tank (defined below)) until such Tank is restored to service; provided, however, TVPC may elect to utilize one or more substitute tanks (any such tanks, a “Substitute Tank”) during the period a Tank is being restored to service. Until a Tank described in a Storage Service Order is restored to service, the Shell Capacity of such Tank as stated in a Storage Service Order, shall be reduced to the Shell Capacity of the Substitute Tank. Subject to Section 17, TVPC shall not permanently remove a Segment or Tank from service without the prior agreement of PBF Holding, not to be unreasonably withheld or delayed in its reasonable commercial judgment.

(d)Calculation of Monthly Shortfall Payments and Credits.

(i)If, during any Month, actual shipments by PBF Holding on the Crude Pipelines are less than the Crude MTC, then PBF Holding shall pay a shortfall payment to TVPC based on the Transportation Fees for such Month, as set forth and calculated in the Pipeline Service Order (the “Crude Shortfall Payment”); provided, however, if, during such Month, TVPC has provided transportation service to a PBF Holding Crude Oil Supplier or PBF Holding Designee using the Main Line (South), PBF Holding shall be credited with any fees paid by such PBF Holding Crude Supplier or PBF Holding Designee against the amount of any Crude Shortfall Payment that would otherwise be due.

(ii)The aggregate dollar amount of any Crude Shortfall Payments under the Pipeline Service Orders included in the monthly invoices described in Section 8(c) below and paid by PBF Holding shall be posted as a credit to PBF Holding’s account (the “Credit”), and such Credit shall be applied in subsequent monthly invoices against Excess Throughput Fees applicable to the transport of Barrels of Crude Oil during any of the succeeding three (3) Months.

(iii)Credits will be applied in the order in which such Credits accrue and, except as provided in Section 17, only to the Crude Shortfall Payment relating to the same Crude Oil relating to such Credit. Any portion of the Credit that is not used by PBF Holding during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any Credit which accrues in February).

(e)Storage Services Fee. PBF Holding shall pay a Monthly fee (the “Storage Services Fee”) per Barrel as set forth in the Storage Service Order to reserve, on a firm basis, all of the existing aggregate Shell Capacity of the Tanks. Such fee shall include all storage, pumping, and transshipment between and among the Tanks. Such fee shall be payable by PBF Holding on a Monthly basis throughout the Term, regardless of the actual volumes of Crude Oil stored by TVPC on behalf of PBF Holding.

(f)Excess Storage Throughput Fees. PBF Holding shall pay any applicable Excess Storage Throughput Fees as set forth and calculated in the applicable Throughput Storage Service Order.

(g)Adjustment to Storage Service Fees. The Parties shall from time to time negotiate an appropriate adjustment to the Storage Services Fee if the following conditions are met for a period of thirty (30) consecutive days: (i) PBF Holding requires the full Shell Capacity of the Tanks, (ii) the full Shell Capacity of the Tanks is not available to PBF Holding for any reason (other than any reason resulting from or relating to actions or inactions by PBF Holding), and (iii) TVPC is unable to otherwise accommodate the actual volumes of Crude Oil required to be stored by PBF Holding pursuant to the terms of this Agreement. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Shell Capacity for any time period compared with the Shell Capacity then in effect for the affected Tank or Tanks pursuant to the mutually agreed Storage Service Orders. For example, if the Storage Services Fee applicable to the Shell Capacity of the affected Tank is $0.80 per Barrel per Month x 345,000 Barrels = $276,000, and if the Shell Capacity in the then-applicable Storage Service Order is 301,000 Barrels, and if the Shell Capacity falls 10% to 270,900, then the Storage Services Fee for the affected Tank during the period in which the full Shell Capacity of such Tank is not available to PBF Holding for any reason (other than any reason resulting from or relating to actions or inactions by PBF Holding) would be reduced by 10% to $248,400. The Parties recognize that the existing Operating Capacity of the Tanks is less than the Shell Capacity of the Tanks, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the applicable Storage Service Order.

(h)Rate and Fee. The Storage Services Fee shall be calculated using the per Barrel rate set forth on the Storage Service Orders executed effective as of the Commencement Date for the then-existing aggregate Shell Capacity of all of the Tanks. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar Month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

6.	REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES

(a)Prompt Reimbursement. PBF Holding shall promptly pay or reimburse TVPC for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TVPC incurs on PBF Holding’s behalf for the services provided by TVPC under this Agreement. If TVPC is required to pay any of the foregoing, PBF Holding shall promptly reimburse TVPC in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 6(a) shall be specified in a Pipeline Service Order or Storage Service Order.

(b)Exemption Certification. If PBF Holding is exempt from the payment of any taxes allocated to PBF Holding under the foregoing provisions, PBF Holding shall furnish TVPC with the proper exemption certificates.

7.	EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS; REIMBURSEMENT

(a)Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TVPC to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Crude Pipelines or Tanks, TVPC may, subject to the terms of this Section 7, impose a surcharge to increase the applicable service fee (a “Surcharge”), as set forth in a Service Order, to cover PBF Holding’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of PBF Holding’s use of the services or facilities impacted by such new laws or regulations.

(b)Notification and Mitigation. TVPC shall notify PBF Holding of any proposed Surcharge to be imposed pursuant to Section 7(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. TVPC and PBF Holding then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than its cost of capital, but in no event greater than nine percent (9%), as a Surcharge, with the understanding that TVPC and PBF Holding shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c)Less Than 10% Surcharge. In the event any Surcharge results in less than a ten percent (10%) increase in the applicable service fee for the Segment or Tank affected, PBF Holding will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TVPC shall not terminate the affected service from this Agreement.

(d)10% or More Surcharge. In the event any Surcharge results in a ten percent (10%) or more increase in the applicable service fee in accordance with Section 7(a), TVPC shall notify PBF Holding of the amount of the Surcharge required to reimburse TVPC for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i)If within thirty (30) days of such notification provided in this Section 7(d), PBF Holding does not agree to pay such Surcharge or to reimburse TVPC up front for its costs, TVPC may elect to either:

(1)require PBF Holding to pay such Surcharge, up to a ten percent (10%) increase in the applicable service fee; or

(2)terminate the affected Segment(s), Tanks or other facilities from this Agreement upon notice to PBF Holding.

(ii)TVPC’s performance obligations under this Agreement shall be suspended or reduced during the thirty (30) day period described in this Section 7(d) to the extent that TVPC would be obligated to make such expenditures to continue performance during such period.

(e)Payment in Lieu of Surcharge. In lieu of paying the Surcharge, PBF Holding may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

(f)Reimbursement. In addition to paying the Storage Service Fees, PBF Holding shall reimburse TVPC for all of the following: (i) the actual cost of expenditures that TVPC agrees to make upon PBF Holding’s request, (ii) hazardous and non-hazardous waste disposal expenses arising in connection with the storage services to be performed pursuant hereto, and (iii) any cleaning, degassing or other preparation of the Tanks at the expiration of this Agreement.

8.	PIPELINE SERVICE AND STORAGE SERVICE ORDERS; PAYMENTS

(a)Description.

(i)TVPC and PBF Holding shall enter into one or more pipeline service orders substantially in the form attached hereto as Exhibit A with respect to the Main Line (South) and Exhibit B with respect to the Main Line (North) (each, a “Pipeline Service Order”). Upon a request by PBF Holding pursuant to this Agreement or as deemed necessary or appropriate by TVPC in connection with the services to be delivered pursuant hereto, TVPC shall generate a Pipeline Service Order to set forth the specific terms and conditions for the transport of Crude Oil on the Crude Pipelines and the applicable fees to be charged for such transport. No Pipeline Service Order shall be effective until fully executed by both TVPC and PBF Holding. Items available for inclusion on a Pipeline Service Order include, but are not limited to, the following:

(1)the Crude Reserved Capacity;

(2)the Transportation Fees for such Crude Oil;

(3)the Excess Throughput Fee;

(4)the allocation of costs for electricity, natural gas and/or other utilities;

(5)any taxes and regulatory fees pursuant to Section 6(a);

(6)any Surcharges pursuant to Section 7; and

(7)any other ancillary services as may be agreed.

(ii)TVPC and PBF Holding shall enter into one or more storage service orders substantially in the form attached hereto as Exhibit C (each, a “Storage Service Order”). Upon the request of PBF under this Agreement or as deemed necessary or appropriate by TVPC in connection with the services to be delivered pursuant hereto, TVPC shall generate a Storage Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Storage Service Order shall be effective until fully executed by both PBF Holding and TVPC. Items available for inclusion on a Storage Service Order include, but are not limited to, the following:

(1)the Operating Capacity and Shell Capacity of each Tank;

(2)the Storage Services Fees;

(3)any Surcharges pursuant to Section 7;

(4)any modification, cleaning, or conversion of a Tank as requested by PBF pursuant to Section 10(a);

(5)any reimbursement related to newly imposed taxes and regulations pursuant to Section 6(a); and

(6)any other services that may be agreed upon by the Parties.

(b)Invoices. TVPC shall invoice PBF Holding on a monthly basis and PBF Holding shall pay all amounts due under this Agreement and any Service Order no later than the later of (i) ten (10) calendar days after PBF Holding’s receipt of TVPC’s invoices and (ii) thirty (30) days following the end of the Month during which the invoiced services were performed. Any past due payments owed by either Party shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment.

(c)Index-Based Changes. Any fees of a fixed amount set forth in this Agreement or any Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2018, by a percentage equal to the positive change, if any, in the CPI‑U during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

(d)Conflict between Agreement and Service Orders. In case of any conflict between the terms of this Agreement and the terms of any Service Order, the terms of the applicable Service Order shall govern.

9.	OPERATIONAL PROVISIONS

(a)Services.

(i)The transportation services provided by TVPC pursuant to this Agreement shall only consist of the transportation of Crude Oil on the Crude Pipelines. To the extent that PBF Holding requests any ancillary services, PBF Holding shall specify such services in a separate Pipeline Service Order, and TVPC and PBF Holding shall negotiate in good faith to determine the appropriate fees, terms and conditions for such services.

(ii)Subject to the terms and conditions of this Agreement and any Storage Service Order, TVPC shall accept, redeliver, and store all Crude tendered by PBF Holding in the Tanks up to the effective Operating Capacity of each Tank.

(b)Scheduling, Operating Procedures and Service Interruptions.

(i)Scheduling. TVPC shall provide PBF Holding and the PBF Holding Designee non-discriminatory, priority access rights on the Crude Pipeline to transport PBF Holding’s and the PBF Holding Designee’s Crude Oil up to the Crude Reserved Capacity.  All deliveries, receipts, handling and transport of Crude Oil hereunder shall be made in strict accordance with TVPC’s current reasonable operating, scheduling and nomination procedures for the Crude Pipelines, which (A) TVPC shall provide to PBF Holding on the date hereof and (B) TVPC shall not materially modify without the prior written consent of PBF Holding, not to be unreasonably withheld, modified or delayed; provided, however, that TVPC may make any modifications it reasonably deems necessary to comply with or observe any Applicable Law or for health, safety, environmental, security or other similar concerns consistent with Prudent Industry Practice.

(ii)Operating Procedures for PBF Holding.  PBF Holding hereby agrees to strictly abide by any and all procedures (the “Operating Procedures”) relating to the operation and use of the Tanks.  TVPC shall provide PBF Holding with a current copy of its Operating Procedures and shall provide PBF Holding with thirty (30) days’ prior written notice of any changes to the Operating Procedures that affect PBF Holding’s use of the Tanks, unless a shorter implementation of such revised Operating Procedures is required by Applicable Law.

(iii)Operating Procedures for TVPC. TVPC shall carry out the handling of the Crude Oil at the Tanks and the Crude Oil Pipelines in accordance with the Operating Procedures.

(iv)Service Interruptions. TVPC shall use reasonable commercial efforts to minimize the interruption of service at each Tank or any of the Crude Oil Pipelines.  TVPC shall promptly inform PBF Holding’s operational personnel of any anticipated partial or complete interruption of service at any Tank or Crude Oil Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TVPC is taking to resume full operations, provided that TVPC shall not have any liability for any failure to notify, or delay in notifying, PBF Holding of any such matters except to the extent PBF Holding has been materially prejudiced or damaged by such failure or delay.

(c)Crude Oil Quality.

(i)Deliveries into Crude Pipelines. PBF Holding warrants that all Crude Oil delivered into the Crude Pipelines under this Agreement shall meet the latest applicable pipeline specifications or mutually agreed upon specifications for that Crude Oil upon receipt at the applicable Segment and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. PBF Holding shall not deliver to any of the Segments of such Crude Pipelines any Crude Oil which: (A) would in any way be injurious to any such Segments (except to the extent such Crude Oil is inherently corrosive, provided that such Crude Oil shall be otherwise within specifications); (B) would render any of such Segments unfit for the proper transport of similar Crude Oil; (C) would contaminate or otherwise downgrade the quality of commingled Crude Oil transported with PBF Holding’s Crude Oil; (D) may not be lawfully transported; or (E) otherwise does not meet applicable Crude Oil specifications that are customary in the location of the applicable Segment. If, however, there is Crude Oil that does not have such applicable specifications, the specifications shall be mutually agreed upon by the Parties. Notwithstanding the forgoing, the Parties agree that Crude Oil meeting the specifications required under any Crude Supply Agreement, shall satisfy the specification requirements of this Section 9(c)(i).

(ii)Crude Oil Downgrades. TVPC shall exercise reasonable care to ensure that all Crude Oil delivered by third parties and commingled with PBF Holding’s Crude Oil meets applicable Crude Oil specifications. In the event that PBF Holding’s Crude Oil is downgraded due to commingling with third-party Crude Oil that does not comply with the applicable Crude Oil specifications, or otherwise due to improper operations by TVPC, TVPC shall be liable for all loss, damage and cost incurred as a result of such downgrade. Should PBF Holding’s commingled Crude Oil not comply with the minimum quality standards set forth in this Agreement, PBF Holding shall be liable for all loss, damage and cost incurred thereby, including damage to Crude Oil of third parties commingled with PBF Holding’s unfit Crude Oil.

(d)Crude Oil Measurements. All quantities of Crude Oil received and delivered into or by the Crude Pipelines shall be measured by the following (in order of preference), subject to TVPC’s reasonable discretion to choose an alternative method: (i) by meters, (ii) if applicable, by static shore tank gauges of the tank or otherwise or (iii) by a mutually agreeable method. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards in accordance with customary industry procedures. PBF Holding shall have the right, at its sole expense, and in accordance with applicable Segment procedure, to independently certify such calibration.

(e)Title and Risk of Loss; Custody and Control. Custody of Crude Oil shall pass from PBF Holding to TVPC at the flange where it enters the Crude Pipelines or where it enters the fixed receiving flange of a Tank and to PBF Holding from TVPC at the flange where it exits the Crude Pipelines or at the fixed delivery flange on the receiving manifold of a Tank. Upon re-delivery of any Crude Oil to PBF Holding’s account, PBF Holding shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Crude Oil after transfer of custody and the loss allowance provisions hereof shall apply to Crude Oil while in TVPC’s custody. Title to all of PBF Holding’s or the PBF Holding Designee’s Crude Oil received into the Crude Pipelines or the Tanks shall remain with PBF Holding or the PBF Holding Designee at all times. Both Parties acknowledge that this Agreement represents a bailment of Crude Oil by PBF Holding or the PBF Holding Designee to TVPC and not a consignment of Crude Oil, it being understood that TVPC has no authority hereunder to sell or seek purchasers for the Crude Oil of PBF Holding. PBF Holding or the PBF Holding Designee hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Crude Oil pursuant to the terms of this Agreement.

(f)Lien Waiver. TVPC hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all Applicable Laws, which TVPC would or might otherwise have under or with respect to the Crude Oil throughput, or handled hereunder. TVPC further agrees to furnish documents reasonably acceptable to PBF Holding and its lender(s) (if applicable), and to cooperate with PBF Holding in assuring and demonstrating that Crude Oil titled in PBF Holding’s name shall not be subject to any lien on the Crude Pipelines or the Tanks.

(g)Volume Losses. From the date hereof for a period of six (6) Months, the Parties agree to adopt the applicable measurement and volume loss control practices in effect as of the date hereof. The Parties agree to renegotiate the applicable measurement and volume loss control practices at the end of the six (6) Month period, with the intent for the tolerance percentage of volume loss to be at the industry standard.

(h)Access. PBF Holding and TVPC shall each provide the other with access to each other’s facilities to the extent reasonably needed for performance of the transportation and storage services hereunder or for any inspection, maintenance, repairs, replacement or remediation associated with the Crude Pipelines or the Tanks. All such access shall be at the accessing Party’s sole risk, and the Party obtaining access shall indemnify the other Party for claims arising as a result of such access, pursuant to Section 20 below. All such access shall be subject to all safety and security rules applicable to the sites being accessed, and such access shall be at reasonable times, with reasonable notice and shall not unreasonably interfere with the use or operation of the facilities being accessed.

(i)Safety Data Sheet. Upon request, PBF Holding will provide TVPC with a safety data sheet and any other information required by any federal, state, or local authority for all Crude Oil throughput in the Crude Pipelines and the Tanks. PBF Holding shall provide its customers with the appropriate information on all Crude Oil throughput in the Crude Pipelines and the Tanks.

10.TANK MODIFICATION AND CLEANING; REMOVAL OF PRODUCT.

(a)Tank Modifications. Each of the Tanks shall be used in a manner consistent with its historical service, but PBF Holding may request that a Tank be changed for storage of a different grade or type of Crude Oil. In such an instance, TVPC shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Laws. If any such modifications, improvements, cleaning or other preparation of the Tanks is performed by TVPC at the request of PBF Holding, then PBF Holding shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges TVPC may be required to pay in regard to such waste disposal (subject to subparagraph (c) below), which costs shall be set forth on the applicable Storage Service Order. TVPC may require PBF Holding to pay all such amounts prior to commencement of any modification work on the Tanks, or by mutual agreement, the Parties may agree upon an increase in the Storage Services Fee to reimburse TVPC for its costs of such modifications, plus a reasonable return on capital.

(b)Responsibility for Fees. If TVPC takes any of the Tanks out of service for regulatory requirements, repair, or maintenance, then, except as provided in Section 5(c), PBF Holding shall be solely responsible for any alternative storage or Crude Oil movements as required and all third-party fees associated with such movements that are not within the SJV System. Except as provided in Section 5(c), PBF Holding shall not be responsible to TVPC for any Storage Services Fees for any Tanks taken out of service during the period that such Tank is out of service, unless any Tank is removed specifically at PBF Holding’s request.

(c)Removal of Crude Oil. Materials stored in or removed from the Tanks shall at all times remain owned by PBF Holding or the PBF Holding Designee, and the owner of the Crude Oil shall always remain responsible for, at the owner’s sole cost, receiving custody of all of its materials to be removed from the Tanks, making appropriate arrangements to receive custody in a manner acceptable to TVPC, disposal of such material after custody is returned to the owner and costs of cleaning or other preparation of the Tanks after disposal of all materials removed from the Tanks. PBF Holding shall be responsible for any fees and costs associated with the disposal of hazardous waste (unless caused by TVPC’s gross negligence or willful misconduct). TVPC shall have no obligations regarding disposition of such materials, other than to return custody to the owner.

11.	LEGAL COMPLIANCE

(a)Party Certification. Each Party certifies that none of the Crude Oil covered by this Agreement was derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule or regulation promulgated by any Governmental Authority having jurisdiction in the premises.

(b)Compliance with Applicable Law and Prudent Industry Practice. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law and Prudent Industry Practice which directly or indirectly affects the Crude Oil throughput hereunder, or any receipt, throughput delivery, transportation or handling of Crude Oil hereunder or the ownership, operation or condition of the Crude Pipelines and Tanks. Each Party shall be responsible for compliance with all Applicable Law and Prudent Industry Practice associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law or Prudent Industry Practice, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law and/or Prudent Industry Practice, and all other provisions of this Agreement shall remain effective.

(c)Material Change in Applicable Law. If during the Term, (i) any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party or (ii) the California Public Utilities Commission imposes any price or operational restriction, regulation or tariff on the Crude Pipelines or any Segment or portion thereof or the Tanks which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

12.	LIMITATION ON LIABILITY

(a)Notwithstanding anything to the contrary contained herein, except to the extent specifically set forth herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, special, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement or any Service Order, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM BREACH OF CONTRACT, TORT, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in connection with any third-party claim or imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided, further, that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived hereunder if not for this Section 12, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net of any deductible and premiums paid with respect thereto).

(b)Claims and Liability for Lost or Damaged Crude Oil. Except as may be provided for in Section 9(c) or Section 9(g), TVPC shall not be liable to PBF Holding for lost or damaged Crude Oil unless PBF Holding notifies TVPC in writing within ninety (90) days of the report of any incident or the date PBF Holding learns of any such loss or damage to the Crude Oil. TVPC’s maximum liability to PBF Holding for any lost or damaged Crude Oil shall be limited to (i) the lesser of (1) the replacement value of the Crude Oil at the time of the incident based upon the price as posted by Platts or similar publication for similar Crude Oil in the same locality, and if no other similar Crude Oil is in the locality, then in the state, or (2) the actual cost paid for the Crude Oil by PBF Holding (copies of PBF Holding’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Crude Oil.

(c)No Guarantees or Warranties. Except as expressly provided in the Agreement, neither PBF Holding nor TVPC makes any guarantees or warranties of any kind, expressed or implied. TVPC specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

13.	TERMINATION; RIGHT TO ENTER INTO NEW AGREEMENT

(a)Default. A Party shall be in default under this Agreement if:

(i)the Party breaches any provision of this Agreement or a Service Order, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice);

(ii)the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or

(iii)if either of the Parties is in default as described above, then (1) if PBF Holding is in default, TVPC may or (2) if TVPC is in default, PBF Holding may: (A) terminate this Agreement upon notice to the defaulting Party; (B) withhold any payments due to the defaulting Parties under this Agreement; and/or (C) pursue any other remedy at law or in equity.

(b)Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(c)New Transportation and Storage Services Agreement. Upon termination of this Agreement or a Service Order for reasons other than (x) a default by PBF Holding and (y) any other termination of this Agreement or a Service Order initiated by PBF Holding pursuant to Section 14(b) or Section 15(a), PBF Holding shall have the right to require TVPC to enter into a new transportation services agreement with PBF Holding that (i) is consistent with the terms set forth in this Agreement and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to TVPC than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new transportation services agreement shall not extend beyond August 31, 2036.

(d)Transportation Right of First Refusal. In the event that TVPC proposes to enter into a storage and transportation services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) a default by PBF Holding and (y) any other termination of this Agreement initiated by PBF Holding pursuant to Section 14(b) or Section 15(a), TVPC shall give PBF Holding sixty (60) days’ prior written notice of any proposed new storage and transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon PBF Holding’s receipt of such written notice) (the “First Offer Period”) in which PBF Holding may make a good faith offer to enter into a new storage and transportation agreement with TVPC (the “Transportation Right of First Refusal”). If PBF Holding makes an offer on terms no less favorable to TVPC than the third-party offer with respect to such storage and transportation services agreement during the First Offer Period, then TVPC shall be obligated to enter into a storage and transportation services agreement with PBF Holding on the terms set forth in this Agreement. If PBF Holding does not exercise its Transportation Right of First Refusal in the manner set forth above, TVPC may, for the next sixty (60) days, proceed with the negotiation of the third-party storage and transportation services agreement. If no third party agreement is consummated during such sixty (60)-day period, the terms and conditions of this Section 13(d) shall again become effective.

(e)Removal of Crude Oil. Upon termination or expiration of this Agreement, PBF Holding shall remain responsible for maintaining line fill in the Crude Pipelines and the Tank Heels until replaced by TVPC or a third party shipper or customer, and PBF Holding agrees to accept return of such line fill and Tank Heels when tendered by TVPC. TVPC shall return such line fill and Tank Heels within sixty (60) days after termination or expiration of this Agreement.

(f)Cumulative Nature of Remedies. The remedies provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

14.	FORCE MAJEURE; DAMAGE OR DESTRUCTION

(a)Force Majeure. In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such event of Force Majeure deliver to the other Party written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure event, and the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, however, that (i) prior to the second (2nd) anniversary of the Commencement Date, PBF Holding shall be required to continue to make payments (A) for the Transportation Fees for volumes actually transported under this Agreement, (B) for any Crude Shortfall Payments unless, in the case of (B), the Force Majeure event is an event that adversely affects TVPC’s ability to perform the transportation services (including making the Crude Reserved Capacity available to PBF Holding), in which case Crude Shortfall Payments shall not be paid to the extent of the Force Majeure event’s effect on TVPC’s ability to perform the transportation services and the Transportation Fees shall only be paid as provided under (i)(A) above and (C) Storage Services Fees in any amount equivalent to that being paid prior to the Force Majeure, and (ii) from and after the second (2nd) anniversary of the Commencement Date, PBF Holding shall be required to continue to make payments for the Transportation Fees for volumes actually transported under this Agreement and Storage Services Fees for capacity actually used. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). PBF Holding shall be required to pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests. Prior to the second (2nd) anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 14(a) as a result of a Force Majeure event that adversely affects TVPC’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 14(b).

(b)Termination due to Force Majeure. If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the second (2nd) anniversary of the Commencement Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (i) delivery of the Termination Notice and (ii) the second (2nd)

anniversary of the Commencement Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective, and, upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the second (2nd) anniversary of the Commencement Date and following delivery of a Termination Notice, TVPC may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to PBF Holding in order to enter into an agreement to provide any third party the services provided to PBF Holding under this Agreement; provided, however, that TVPC shall not have the right to terminate this Agreement for so long as PBF Holding continues to make Crude Shortfall Payments and to pay the Storage Services Fees.

(c)Use Agreement. In the event of a Force Majeure declared by PBF Holding which is expected to last more than sixty (60) consecutive days, PBF Holding and TVPC shall negotiate reasonably and in good faith to enter into supplemental agreements on terms and conditions mutually agreeable that would allow TVPC to use the Designated Refinery and Logistics Assets set forth on Exhibit E in order to provide TVPC with the right to use such Designated Refinery and Logistics Assets as necessary for TVPC to provide a third party with similar services as provided to PBF Holding under this Agreement. Such terms and conditions shall include satisfactory indemnification of PBF Holding and its Affiliates by TVPC in respect of all liabilities, including environmental and operational liabilities, arising TVPC’s use or operation of such Designated Refinery and Logistics Assets.

15.	SUSPENSION OF REFINERY OPERATIONS

(a)Suspension of Refinery Operations. From and after the second (2nd) anniversary of the Commencement Date, in the event that PBF Holding decides to permanently or indefinitely suspend all or substantially all crude oil refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, PBF Holding may provide written notice to TVPC of PBF Holding’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second (2nd) anniversary of the Commencement Date) after PBF Holding has notified TVPC of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement and any Service Orders shall terminate. If PBF Holding notifies TVPC more than two (2) months prior to the expiration of the Notice Period of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement and any Service Orders shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, PBF Holding shall remain liable for Crude Shortfall Payments and Storage Services Fees and all payments with respect of Surcharges hereunder. Subject to Section 16(a) and after the fifth (5th) anniversary of the Commencement Date, during the Notice Period, TVPC may terminate this Agreement upon sixty (60) days prior written notice to PBF Holding in order to enter into an agreement to provide any third party the services provided to PBF Holding under this Agreement.

(b)Notice of Suspension. If all or substantially all refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then PBF Holding shall remain liable for Crude Shortfall Payments and Storage Services Fees for the duration of the suspension, unless and until this Agreement is terminated as provided in Section 16(a). PBF Holding shall provide at least ninety (90) days’ prior written notice whenever practical of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance that affects or will affect the services to be provided by TVPC under this Agreement; provided, however, that PBF Holding shall not have any liability for any failure to notify, or delay in notifying, TVPC of any such suspension, except to the extent TVPC has been materially damaged by such failure or delay.

16.	SHUTDOWN OR IDLING OF REFINERY

(a)Shutdown or Idling of Refinery. In the event of a Permanent Refinery Shutdown, TVPC shall have the right to purchase the assets identified in Exhibit E and such other assets as TVPC reasonably determines in good faith to be necessary to operate the Main Line (South) and the Main Line (North) (the “Designated Refinery Assets”) at their fair market value at the time of sale in accordance with this Section 16(a).

(i)A “Permanent Refinery Shutdown” shall be deemed to have occurred upon the earlier of (A) the cessation of all or substantially all commercial operation of the Refinery with no current intent on the part of PBF Holding to resume all or substantially all commercial operation thereof or (B) a change to the Refinery’s current SIC code (i.e., 4610) applicable to crude oil refining. PBF Holding shall exercise commercially reasonable efforts to provide TVPC with at least sixty (60) days advance notice of a Permanent Refinery Shutdown. For the avoidance of doubt, a Permanent Refinery Shutdown shall not include a shutdown of the Refinery resulting from an event of Force Majeure.

(ii)TVPC may at any time during the two-year period following notice of a Permanent Refinery Shutdown exercise its purchase option pursuant to this Section 16(a) (the “Refinery Asset Purchase Option”) by providing written notice (a “Refinery Asset Option Notice”) to PBF Holding. Promptly upon receipt of such Refinery Asset Option Notice, PBF Holding shall provide TVPC and its designees with access to such information regarding the Designated Refinery Assets as shall be reasonable and customary for TVPC to conduct diligence in accordance with Prudent Industry Practice on assets such as the Designated Refinery Assets. TVPC shall have a period of not less than ninety (90) days to evaluate such information.

(iii)TVPC and PBF Holding shall, for a period of thirty (30) days following completion of TVPC’s diligence in accordance with Prudent Industry Practice, negotiate in good faith to reach agreement on the terms for a purchase of the Designated Refinery Assets by TVPC; provided, however, that the Parties agree that: (A) the terms (including price) of any such purchase and sale will be on terms customary for the sale of assets of this nature and otherwise agreeable to both TVPC and PBF Holding; (B) the purchase price shall be paid at closing in cash; (C) PBF Holding shall not be obligated to make any representations as to the condition of the Designated Refinery Assets or any portion thereof; (D) TVPC shall not be required to purchase the real property on which the Designated Refinery Assets are located (in which case TVPC shall be entitled to lease or be granted easements to all or a portion of such real property); (E) PBF Holding shall convey all operating and maintenance records reasonably necessary for the operation of the Designated Refinery Assets; and (F) PBF Holding shall convey the Designated Refinery Assets free and clear of any charge, claim, covenant, equitable interest, equitable servitude, lien, option, pledge security interest, right of first refusal, or other restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, that PBF Holding shall receive a reasonable easement with respect to the Designated Refinery Assets in order to access such Designated Refinery Assets in connection with PBF Holding or its Affiliates potential refining operations.

(iv)If TVPC and PBF Holding are unable to agree on the terms (including price) for a sale of the Designated Refinery Assets, TVPC and PBF Holding shall engage a mutually agreed upon, nationally recognized investment banking firm to determine any terms (including price) as to which the Parties are unable to agree with respect to the sale of the Designated Refinery Assets. In the event the Parties are unable to agree upon an investment banking firm, each Party will select a nationally recognized investment banking firm, and the two investment banking firms so chosen will select a third investment banking firm to serve as the investment banking firm for purposes of this Section 16(a). The investment banking firm shall: (A) base the terms of purchase and sale on those that are reasonable and customary for the sale of industrial assets such as the Designated Refinery Assets, subject to the provisions of this Section 16(a); (B) determine the fair market value of the Designated Refinery Assets based on their then-current operations; and (C) consider the age, condition, maintenance history, replacement cost, ongoing operating costs, regulatory enforcement actions or fines in effect and other factors the investment banking firm considers relevant to fair market value.

(v)All fees of the investment banking firm incurred in connection with the Refinery Asset Purchase Option will be split equally between TVPC and PBF Holding.

(vi)Once all of the terms of the sale regarding the Refinery Asset Purchase Option that are agreed to by the Parties (as supplemented by any terms determined by the investment banking firm), TVPC will have the right, but not the obligation, for a period of ninety (90) days from the investment banking firm’s resolution (such period, the “Refinery Asset Option Period”) to purchase the Designated Refinery Assets on terms (including price) agreed to by the Parties (as supplemented by any terms determined by the investment banking firm). TVPC shall notify PBF Holding, in writing delivered during the Refinery Asset Option Period, of its intention to purchase the Designated Refinery Assets. Failure to provide such notice within the Refinery Asset Option Period shall be deemed to constitute a decision by TVPC not to exercise its Refinery Asset Purchase Option.

(vii)If TVPC notifies PBF Holding in writing during the Refinery Asset Option Period of its intention to exercise its Refinery Asset Purchase Option, both Parties shall be obligated to enter into an agreement incorporating the terms (including price) either agreed to by the Parties or determined by the investment banking firm. If TVPC fails to execute and deliver such an agreement within sixty (60) days of expiration of the Refinery Asset Option Period, TVPC’s Refinery Asset Purchase Option shall be deemed to have lapsed.

17.	CAPABILITIES OF TANKS AND CRUDE PIPELINES

(a)Tank Capabilities:

(i)Maintenance and Repair of Tanks. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TVPC shall maintain each Tank in a condition and with a capacity sufficient to store and handle a volume of Crude Oil at least equal to the current Operating Capacity for such Tank. TVPC’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs TVPC’s ability to perform such obligations. If, for any reason, including a Force Majeure event, the condition of any Tanks or associated Crude Pipelines are below the level necessary for TVPC to store and handle a volume of PBF Holding’s Crude Oil at least equal to the current Operating Capacity, then within a reasonable period of time thereafter, TVPC shall make repairs to restore the capacity of such Tank or associated Crude Pipelines to ensure service at the current Operating Capacity (“Tank Restoration”). Except as provided in Section 17(a)(ii), all of such Tank Restoration work shall be at TVPC’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of PBF Holding’s employees, agents or customers.

(ii)Tank Capacity Resolution. Subject to Section 14, if TVPC fails to maintain the Crude Pipelines or Tanks in a condition and with a capacity sufficient to store and handle a volume of PBF Holding’s Crude Oil in the Tanks equal to the current Operating Capacity of all of the Tanks, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Storage Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Tank Restoration of capacity of the Tank and/or its associated Crude Pipelines which will, among other things, specify steps to be taken by TVPC to fully accomplish the Tank Restoration and the deadlines by which the Tank Restoration must be completed (the “Storage Capacity Resolution”). Without limiting the generality of the foregoing, the Storage Capacity Resolution shall set forth an agreed upon time schedule for the Tank Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TVPC’s economic considerations relating to costs of the repairs and PBF Holding’s requirements concerning its refining and marketing operations. TVPC shall use commercially reasonable efforts to continue to provide storage of PBF Holding’s Crude Oil, to the extent the Tanks have the capability of doing so, during the period before the Tank Restoration is completed, which may include providing Substitute Tanks during the period before the Tank Restoration is completed. If PBF Holding’s economic considerations justify incurring additional costs to restore the Tank and/or associated Crude Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentences, then PBF Holding may require TVPC to expedite the Tank Restoration to the extent reasonably possible, subject to PBF Holding’s payment upon the occurrence of mutually agreed upon milestones in the Tank Restoration process. If the Operating Capacity of a Tank is reduced, and the Parties agree that the Tank Restoration of such Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Storage Services Fee to account for the reduced Operating Capacity available for PBF Holding’s use. If the Parties agree to an expedited Tank Restoration plan in which PBF Holding agrees to pay the Tank Restoration costs based on milestone payments or if the Parties agree to a reduced Storage Services Fee, then neither Party shall have the right to terminate this Agreement or any applicable Storage Service Order pursuant to Section 14(b), so long as any such Tank Restoration is completed with due diligence.

(iii)PBF Holding’s Right To Cure Tank Restoration. If TVPC either (A) refuses or fails to meet with PBF Holding within the period set forth in Section 17(a)(ii), (B) fails to agree to perform a Storage Capacity Resolution in accordance with the standards set forth in Section 17(a)(ii), or (C) fails to perform its obligations in compliance with the terms of a Storage Capacity Resolution, then PBF Holding may, as its sole remedy for any breach by TVPC of any of its obligations under Section 17(a)(ii), require TVPC to complete a Tank Restoration of the affected Crude Pipeline or Tank, and the Storage Services Fee shall be reduced, as described in Section 17(a)(ii) above, to account for the reduced Operating Capacity available for PBF Holding’s use until such Tank Restoration is completed. Any such Tank Restoration required under this Section 17(a)(iii), shall be completed by TVPC at PBF Holding’s cost. TVPC shall use commercially reasonable efforts to continue to provide storage and transport of PBF Holding’s Crude Oil at the affected Tank or Crude Pipeline while such Tank Restoration is being completed. Any work performed by TVPC pursuant to this Section 17 shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline and terminal industry standards and in accordance with Applicable Law. Additionally, PBF Holding may exercise any remedies available to it under this Agreement or any Storage Service Order (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TVPC of the applicable provisions of this Agreement or any Storage Service Order, including, without limitation, the obligation to make Tank Restorations as described herein.

(b)Service Interruption. Subject to Force Majeure and interruptions for routine repair and maintenance pursuant to Section 5(c) consistent with customary pipeline industry standards, TVPC shall use reasonable commercial efforts to minimize the interruption of service of any Segment of the Crude Pipelines or the Tanks. TVPC shall promptly inform PBF Holding operational personnel of any anticipated partial or complete interruption of service at any Segment or any of the Tanks, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TVPC is taking to resume full operations, provided that TVPC shall not have any liability for any failure to notify, or delay in notifying, PBF Holding of any such matters except to the extent PBF Holding has been materially prejudiced or damaged by such failure or delay.

(c)Restoration of Crude Reserved Capacity. Subject to Force Majeure and interruptions for routine repair and maintenance pursuant to Section 5(c) consistent with customary terminal industry standards, TVPC shall maintain the Crude Pipelines in a condition and with a capacity sufficient to transport a volume of Crude Oil at least equal to the Crude Reserved Capacity. TVPC’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or any interruption of service that prevents TVPC from transporting the Crude Reserved Capacity. To the extent TVPC is prevented from transporting volumes equal to Crude Reserved Capacity for reasons of Force Majeure or other interruption of service, then PBF Holding’s obligation to transport the Crude MTC, and pay any Crude Shortfall Payment shall be reduced proportionately. At such time as TVPC is capable of transporting volumes equal to the Crude Reserved Capacity, PBF Holding’s obligation to transport the full volume of the Crude MTC shall be restored. If for any reason, including, without limitation, a Force Majeure event, the capacity of the Crude Pipelines should fall below the Crude Reserved Capacity, then within a reasonable period of time after the commencement of such reduction, TVPC shall make repairs to the Crude Pipelines to restore the Crude Reserved Capacity (“Pipeline Restoration”). Except as provided below in Section 17(d) and Section 17(e), all of such Pipeline Restoration shall be at TVPC’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of PBF Holding, its employees, agents or customers or the failure of PBF Holding’s Crude Oil to meet the specifications as provided for in Section 9(b).

(d)Pipeline Capacity Resolution. In the event of the failure of TVPC to maintain each Segment of the Crude Pipelines in a condition and with a capacity sufficient to provide the Services provided for herein, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Pipeline Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Pipeline Restoration of capacity on the Crude Pipelines which will, among other things, specify steps to be taken by TVPC to fully accomplish the Pipeline Restoration and the deadlines by which the Pipeline Restoration must be completed (the “Pipeline Capacity Resolution”). Without limiting the generality of the foregoing, the Pipeline Capacity Resolution shall set forth an agreed upon time schedule for the Pipeline Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration TVPC’s economic considerations relating to costs of the repairs and PBF Holding’s requirements concerning the operation of the Refinery. TVPC shall use commercially reasonable efforts to continue to provide transport of PBF Holding’s Crude Oil through other appropriate Segments, to the extent the Crude Pipelines have capability of doing so, during the period before the Pipeline Restoration is completed. In the event that PBF Holding’s economic considerations justify incurring additional costs to restore the Crude Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentence, PBF Holding may require TVPC to expedite the Pipeline Restoration to the extent reasonably possible, subject to PBF Holding’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Pipeline Restoration plan in which PBF Holding agrees to fund a portion of the Pipeline Restoration cost, then neither Party shall have the right to terminate this Agreement in connection with a Force Majeure, so long as such Pipeline Restoration is completed with due diligence, and PBF Holding shall pay its portion of the Pipeline Restoration costs to TVPC in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum pipelines. Upon completion, PBF Holding shall pay the difference between the actual portion of the Pipeline Restoration costs to be paid by PBF Holding pursuant to this Section 17(d) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TVPC’s invoice therefor, or, if appropriate, TVPC shall pay PBF Holding the excess of the estimate paid by PBF Holding over TVPC’s actual costs as previously described within thirty (30) days after completion of the Pipeline Restoration.

(e)PBF Holding’s Right to Cure Pipeline Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TVPC either (i) refuses or fails to meet with PBF Holding within the period set forth in Section 17(d), (ii) fails to agree to perform a Pipeline Capacity Resolution in accordance with the standards set forth in Section 17(d) or (iii) fails to perform its obligations in compliance with the terms of a Pipeline Capacity Resolution, PBF Holding may, as its sole remedy for any breach by TVPC of any of its obligations under Section 17(d), require TVPC to complete a Pipeline Restoration of the affected portions of the Crude Pipelines, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Pipeline Restoration required under this Section 17(e) shall be completed by TVPC at PBF Holding’s cost. TVPC shall use commercially reasonable efforts to continue to provide transportation of Crude Oil tendered by PBF Holding while such Pipeline Restoration is being completed. Any work performed by TVPC pursuant to this Section 17(e) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all Applicable Laws. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, PBF Holding may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TVPC of the applicable provisions of this Agreement, including, without limitation, the obligation to make the Pipeline Restorations described herein.

18.	PREFERENTIAL TRANSPORTATION AND STORAGE RIGHTS

(a)Subsequent Agreements. If TVPC elects to (i) enter into a transportation agreement for capacity on any of the Crude Pipelines or (ii) provide storage services using all or a portion of any Tank capacity to a third-party, then TVPC shall first provide PBF Holding with at least thirty (30) days advance notice (the “ROFO Notice”) of such transportation agreement or storage agreement proposed to be entered into by TVPC. The ROFO Notice shall include the material terms, conditions, and details as would be reasonably relevant for PBF Holding to consider in developing a responsive offer (the “ROFO Response”) proposing alternate terms for TVPC to provide such services to PBF Holding. PBF Holding shall deliver the ROFO Response within thirty (30) days of its receipt of the ROFO Notice, and TVPC shall not make any binding commitments to a third-party during such thirty (30) day period, unless PBF Holding notifies

TVPC that it does not desire to make a ROFO Response. If PBF Holding delivers a ROFO Response proposing for TVPC to provide services to PBF Holding, then the Parties shall have a period of thirty (30) days from the date of the ROFO Response to negotiate mutually acceptable terms for PBF Holding to acquire such services. Any such terms should provide TVPC with equal or greater economic benefit than it would receive from the proposed transaction terms with the third-party as outlined in the ROFO Notice. TVPC shall be under no obligation to expend capital, make any improvements or otherwise alter or change the use of the Crude Pipelines or the Tanks, unless it elects to do.

(b)New Service Orders. If the Parties are able to reach agreement on terms for TVPC to provide services to PBF Holding under Section 18(a), then such terms shall be set forth in a Pipeline Service Order or a Storage Service Order, as the case may be, and such services shall be provided pursuant to this Agreement and the applicable Service Order. If the Parties are unable to reach agreement on such terms within such thirty (30) day negotiating period, then TVPC shall be entitled to execute a transportation agreement or storage agreement with a third-party, consistent with the terms set forth in the ROFO Notice, provided that no such transportation agreement or storage agreement shall be for a term in excess of one (1) year, and if such transportation agreement and/or storage agreement provides a right for further extensions or renewals, then PBF Holding shall have a prior right to enter into a Pipeline Service Order or Storage Service Order, as the case may be, with TVPC on the terms outlined above prior to any such extension or renewal term becoming effective, and any provision in any such transportation agreement or storage agreement for an extension or renewal of the initial term shall be conditioned upon and subject to PBF Holding’s rights to make an alternative proposal on the terms set forth in this Section 18(b).

19.	REPORTS AND AUDIT

(a)Audit Rights. Each Party and its duly authorized agents and/or representatives, including the PBF Holding Designee, shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three years after termination of this Agreement.

(b)Inspection. At any reasonable times during normal business hours and upon reasonable prior notice, PBF Holding, a PBF Holding Designee, and the PBF Holding Inspectors shall have the right to enter and exit TVPC’s premises in order to have access to the SJV System, to observe the operations of the SJV System and to conduct such inspections as PBF Holding or the PBF Holding Designee may wish to have performed in connection with this Agreement, including to enforce its rights and interests under this Agreement; provided, however, that (i) each of the PBF Holding Inspectors shall follow routes and paths to be reasonably designated by TVPC or security personnel retained by TVPC, (ii) each of the PBF Holding Inspectors shall observe all security, fire and safety regulations while in, around or about the SJV System, (iii) when accessing the facilities of TVPC, the PBF Holding Inspectors shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to PBF Holding or the PBF Holding Designee by TVPC by any means (including in writing, orally, electronically or through the posting of signs) from time to time, and (iv) PBF Holding or the PBF Holding Designee shall be liable for any personal injury to its representatives or any damage caused by such PBF Inspectors in connection with such access to the SJV System. Without limiting the generality of the foregoing, TVPC shall regularly grant the PBF Holding Inspectors such access from the last day of each month until the third (3rd) Business Day of the ensuing month. Notwithstanding any of the foregoing, if a default hereunder with respect to TVPC has occurred and is continuing, the PBF Holding Inspectors shall have unlimited and unrestricted access to the SJV System, for so long as such default continues.

20.	INDEMNIFICATION

(a)TVPC Indemnities. Notwithstanding anything else contained in this Agreement or in any Service Order, TVPC shall release, defend, protect, indemnify, and hold harmless PBF Holding, any PBF Holding Designee, their carriers, and each of its and their respective Affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively, the “PBF Holding Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) (collectively, “Claims”) for or relating to (i) personal or bodily injury to, or death of the employees of PBF Holding, any PBF Holding Designee, the Partnership or the General Partner and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to PBF Holding, any PBF Holding Designee and, as applicable, its carriers, customers, representatives, and agents, and each of their respective Affiliates, contractors, and subcontractors (except for those volume losses of Crude Oil provided for in Section 9(g)); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Crude Oil provided for in Section 9(g)), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TVPC, the Partnership, or the General Partner in connection with the ownership or operation of the SJV System and the services provided hereunder, and, as applicable, their carriers, customers (other than PBF Holding or any PBF Holding Designee), representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by PBF Holding or any PBF Holding Designee due to violations of this Agreement by TVPC, or, as applicable, its customers (other than PBF Holding or any PBF Holding Designee), representatives, and agents; PROVIDED THAT TVPC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS PBF HOLDING OR ANY MEMBER OF THE PBF HOLDING GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS OR SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF PBF HOLDING OR ANY MEMBER OF THE PBF HOLDING GROUP. Notwithstanding the foregoing, TVPC’s liability to the PBF Holding Group pursuant to this Section 20 shall be net of any insurance proceeds actually received by the PBF Holding Group or any of their respective Affiliates (excluding any member of the Partnership Group) from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. PBF Holding agrees that it shall, and shall cause the other PBF Holding Group Indemnitees to (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the PBF Holding Group Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify TVPC of all potential claims against any third party for any such insurance proceeds and (iii) keep TVPC fully informed of the efforts of the PBF Holding Group Indemnitees in pursuing collection of such insurance proceeds.

(b)PBF Holding Indemnities. Notwithstanding anything else contained in this Agreement or in any Service Order, PBF Holding shall release, defend, protect, indemnify, and hold harmless TVPC, the General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively, the “Partnership Group”) from and against any and all Claims for or relating to (i) personal or bodily injury to, or death of the employees of TVPC, the Partnership and the General Partner and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TVPC, PBF Holding and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Crude Oil provided for in Section 9(g)); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Crude Oil provided for in Section 9(g)), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of PBF Holding, in connection with PBF Holding’s, its customers’ and the PBF Holding Designee’s use of the SJV System and the services provided hereunder, and, as applicable, their customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TVPC due to violations of this Agreement by PBF Holding, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT PBF HOLDING SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TVPC OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT (I) TVPC IS OBLIGATED UNDER SECTION 20(a) TO INDEMNIFY THE PBF HOLDING GROUP OR (II) SUCH CLAIM RESULTS FROM THE GROSS OR SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF TVPC OR ANY MEMBER OF THE PARTNERSHIP GROUP. For the avoidance of doubt, nothing herein shall constitute a release by PBF Holding of any volume losses that are caused by the gross negligence, breach of this Agreement or any Service Order or willful misconduct of TVPC or any member of the Partnership Group. Notwithstanding the foregoing, PBF Holding’s liability to the Partnership Group pursuant to this Section 20 shall be net of any insurance proceeds actually received by the Partnership Group or any of their respective Affiliates (excluding any member of the PBF Holding Group) from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. TVPC agrees that it shall, and shall cause the other Partnership Group Indemnitees to (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Partnership Group Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify PBF Holding of all potential claims against any third party for any such insurance proceeds and (iii) keep PBF Holding fully informed of the efforts of the Partnership Group Indemnitees in pursuing collection of such insurance proceeds.

(c)Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written Claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(d)No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 20 are independent of any insurance requirements as set out in Section 23, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e)Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(f)Mutual and Express Acknowledgment. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND

CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g)Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

21.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a)Assignment by PBF Holding. Except as set forth in this Section 21(a), PBF Holding shall not assign its rights or obligations hereunder without TVPC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) PBF Holding may assign this Agreement without TVPC’s consent in connection with a sale by PBF Holding of its inventory of Crude Oil, or all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of PBF Holding’s obligations under this Agreement; and (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by PBF Holding in its reasonable judgment; and (ii) PBF Holding shall be permitted to make a collateral assignment of this Agreement solely to secure financing for itself or any of its Affiliates.

(b)PBF Holding’s Designee.

(i)Without TVPC’s consent, PBF Holding shall be permitted to assign PBF Holding’s rights to use, hold the Crude Oil in storage, and transport the Crude Oil pursuant to this Agreement, to a PBF Holding Designee.

(ii)PBF Holding shall act as the PBF Holding Designee’s counterparty for all purposes of this Agreement, and TVPC shall be entitled to follow PBF Holding’s instructions with respect to all of the PBF Holding Designee’s Crude Oil that is transported or handled by TVPC pursuant to this Agreement unless and until TVPC is notified by the PBF Holding Designee in writing that PBF Holding is no longer authorized to act as the PBF Holding Designee’s counterparty, in which case TVPC shall thereafter follow the instructions of the PBF Holding Designee (or such other agent as the PBF Holding Designee may appoint) with respect to all the PBF Holding Designee’s Crude Oil that is transported or handled by TVPC pursuant to this Agreement. PBF Holding shall be responsible for all the PBF Holding Designee’s payments to TVPC hereunder; provided, however, that TVPC shall accept payment in connection with this Agreement directly from any PBF Holding Designee and apply such payments against amounts owed by PBF Holding hereunder.

(c)Assignment by TVPC. TVPC shall not assign any of its rights or obligations under this Agreement without PBF Holding’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TVPC may assign this Agreement without PBF Holding’s consent in connection with a sale by TVPC of the SJV System so long as the transferee: (A) agrees to assume all of TVPC’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TVPC in its reasonable judgment; and (C) is not a competitor of PBF Holding; and (ii) TVPC shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TVPC.

(d)General. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(e)Partnership Change of Control. PBF Holding’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, PBF Holding shall have the option to extend the Term of this Agreement as provided in Section 4. TVPC shall provide PBF Holding with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

22.	NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to PBF Holding, to:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young
Telecopy No: (973) 455-7562
Email: erik.young@pbfenergy.com

with a copy, which shall not constitute notice, to:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty, General Counsel
Telecopy No: (973) 455-7562
Email: trecia.canty@pbfenergy.com

If to TVPC, to:

Torrance Valley Pipeline Company LLC
One Sylvan Way, Second Floor Parsippany, NJ 07054
Attn: Matt Lucey
Telecopy No: (973) 455-7562
Email: matthew.lucey@pbfenergy.com

with a copy, which shall not constitute notice, to:

Torrance Valley Pipeline Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jim Fedena
Telecopy No: (973) 455-7562
Email: jim.fedena@pbfenergy.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

23.	INSURANCE

(a)Minimum Limits. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, PBF Holding shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to TVPC and such policies, other than Worker’s Compensation Insurance, shall include TVPC as an additional insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self‑insured retention, maintained by TVPC (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with insurance carriers and underwriters reasonably acceptable to TVPC; provided that PBF Holding may procure worker’s compensation insurance from the state fund of California.

(b)All limits listed below are the minimum required insurance limits:

(i)Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii)Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)Commercial General Liability Insurance, including contractual liability insurance covering carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TVPC or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by PBF Holding;

(iv)Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by PBF Holding or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90

Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v)Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover PBF Holding’s owned property; including personal property of others.

(c)Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TVPC, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(d)Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment by PBF Holding, any carrier or its authorized drivers delivering Crude Oil to or offloading Crude Oil from the Crude Pipelines, PBF Holding and/or its carrier will furnish to TVPC, and at least annually thereafter (or at any other times upon request by TVPC) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of its carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TVPC and shall provide that there will be no material change in or cancellation of the policies unless TVPC is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TVPC prior to policy expiration.

(e)Responsibility for Deductibles. PBF Holding and/or its carriers shall be solely responsible for any deductibles or self-insured retention.

24.	CONFIDENTIAL INFORMATION

(a)Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 24. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i)is available, or becomes available, to the general public without fault of the receiving Party;

(ii)was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TVPC that was in the possession of PBF Holding or any of its Affiliates as a result of their ownership or operation of the SJV System prior to the Commencement Date);

(iii)is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv)is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 24, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b)Required Disclosure. Notwithstanding Section 24(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c)Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 24, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e)Survival. The obligation of confidentiality under this Section 24 shall survive the termination of this Agreement for a period of two (2) years.

25.	MISCELLANEOUS

(a)Amendment or Modification. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b)Integration. This Agreement, together with the Exhibits, Schedules, Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution Agreement dated as of August 31, 2016 by and among the Partnership and PBF Energy Company LLC, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c)Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i)Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii)Plural and singular words each include the other.

(iii)Masculine, feminine and neutral genders each include the others.

(iv)The word “or” is not exclusive and includes “and/or”.

(v)The words “includes” and “including” are not limiting.

(vi)References to the Parties include their respective successors and permitted assignees.

(vii)The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement and any Service Order shall be governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement and any Service Order to the laws of another state. Subject to Section 26, the Parties agree to the venue of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement and any Service Order.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g)No Third Party Rights. Except as specifically provided in Section 20 herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(h)Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

26.	ARBITRATION

Any and all Arbitrable Disputes (except to the extent injunctive relief is sought) shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000 or non-monetary relief, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 26 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 26 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, and, in the event of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of TVPC, PBF Holding, or any of their Affiliates and (b) have not less than seven (7) years’ experience in the energy industry. The hearing will be conducted in the State of Delaware or the Wilmington, Delaware Metropolitan area and commence within thirty (30) days after the selection of the third arbitrator. PBF, TVPC and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages. Notwithstanding anything herein the contrary, PBF Holding may not dispute any amounts with respect to an invoice delivered in accordance with Section 8(b) that PBF Holding has not objected to within one hundred twenty (120) days of receipt thereof. No default shall occur hereunder if the subject matter underlying such potential default is the subject matter of any dispute that is pending resolution or arbitration under this Section 26 until such time that such dispute is resolved in accordance with this Section 26.

27.	RIGHT OF FIRST REFUSAL

(a)Grant of ROFR. TVPC hereby grants to PBF Holding a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to an Affiliate of TVPC) of any ROFR Asset; provided, however, that PBF Holding may, without consent or approval from TVPC, assign its rights under this Section 27 to any Affiliate of PBF Holding.

(b)Acknowledgement regarding Consents. The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Section 27 are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFR Assets, as applicable; provided, however, that TVPC represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to PBF Holding pursuant to this Section 27 with respect to any ROFR Asset.

(c)Procedures for Transfer of ROFR Asset.

(i)In the event TVPC proposes to Transfer any of the ROFR Assets (other than a grant of a security interest to a bona fide third-party lender or a Transfer to an Affiliate of TVPC) pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then TVPC shall, prior to entering into any such Acquisition Proposal, first give notice in writing to PBF Holding (a “Disposition Notice”) of its intention to enter into such Acquisition Proposal. The Disposition Notice shall include any material terms, conditions and details as would be necessary for PBF Holding to determine whether to exercise its right of first refusal with respect to the Acquisition Proposal, which terms, conditions and details shall at a minimum include: the name and address of the prospective acquirer (the “Proposed Transferee”), the ROFR Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow PBF Holding to reasonably determine the fair market value of such non-cash consideration, TVPC’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to TVPC. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event PBF Holding and TVPC are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, PBF Holding will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets (the “ROFR Response”) to TVPC within sixty (60) days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). In the event PBF Holding and TVPC are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance Deadline, PBF

Holding shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 27 in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by PBF Holding prior to the First ROFR Acceptance Deadline, then PBF Holding shall be deemed to have waived its right of first refusal with respect to such Sale Asset. In the event (i) PBF Holding’s determination of the fair market value of any non-cash consideration described in the Disposition Notice is less than the fair market value of such consideration as determined by TVPC in the Disposition Notice and (ii) PBF Holding and TVPC are unable to mutually agree upon the fair market value of such non-cash consideration within sixty (60) days after PBF Holding notifies TVPC of its determination thereof, TVPC and PBF Holding will engage a mutually agreed upon, nationally recognized investment banking firm that is not currently engaged in business with either of the Parties to determine the fair market value of the non-cash consideration. In the event the Parties are unable to agree upon an investment banking firm, each Party will select a nationally recognized investment banking firm, and the two investment banking firms so chosen will select a third investment banking firm to serve as the investment banking firm for purposes of this Section 27. The investment banking firm will determine the fair market value of the non-cash consideration within thirty (30) days of its engagement and furnish PBF Holding and TVPC its determination. The fees of the investment banking firm will be split equally between Parties. Once the investment banking firm has submitted its determination of the fair market value of the non-cash consideration, PBF Holding will provide a ROFR Response to TVPC within thirty (30) days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline” and together with the First ROFR Acceptance Deadline, the “ROFR Acceptance Deadlines”). If no ROFR Response is delivered by PBF Holding prior to the Second ROFR Acceptance Deadline, then PBF Holding shall be deemed to have waived its right of first refusal with respect to such Sale Asset.

(ii)If PBF Holding elects in a ROFR Response delivered prior to the First ROFR Acceptance Deadline or Second ROFR Acceptance Deadline, as applicable, to exercise its right of first refusal with respect to a Sale Asset, within sixty (60) days of the delivery of the ROFR Response, such ROFR Response shall be deemed to have been accepted by TVPC and TVPC shall thereafter enter into a purchase and sale agreement with PBF Holding providing for the consummation of the Acquisition Proposal upon the terms set forth in the ROFR Response. Unless otherwise agreed between PBF Holding and TVPC, the terms of the purchase and sale agreement will include the following:

(1)PBF Holding will agree to deliver the Offer Price in cash (unless PBF Holding and TVPC agree that such consideration will be paid, in whole or in part, in equity securities of PBF Holding or of an Affiliate of PBF Holding, an interest-bearing promissory note or similar instrument, or any combination thereof);

(2)TVPC will represent that it has valid fee or leasehold title, as applicable, to the Sale Assets that is sufficient to operate the Sale Assets in accordance with their historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable Sale Asset, plus any other such matters as PBF Holding may approve (and if PBF Holding desires to obtain any title insurance with respect to the Sale Asset, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by PBF Holding);

(3)TVPC will grant to PBF Holding the right, exercisable at PBF Holding’s risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Asset as PBF Holding may deem desirable, so long as such surveys, tests or inspections are neither destructive nor invasive and do not damage the Sale Asset or interfere with the activities of TVPC;

(4)PBF Holding will have the right to terminate its obligation to purchase the Sale Asset under this Section 27 if the results of any searches under Section 27(c)(ii)(2) or (3) above are, in the reasonable opinion of PBF Holding, unsatisfactory;

(5)the closing date for the purchase of the Sale Assets shall occur no later than one hundred eighty (180) days following receipt by TVPC of the ROFR Response pursuant to Section 27(c)(i);

(6)TVPC and PBF Holding shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 27(c)(ii), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith;

(7)except to the extent modified in the Acquisition Proposal, the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and

(8)neither TVPC nor PBF Holding shall have any obligation to sell or buy the Sale Assets if any of the consents referred to in Section 27(b) have not been obtained.

(iii)PBF Holding and TVPC shall cooperate in good faith in obtaining all necessary governmental and other third-party approvals, waivers and consents required for the closing of the purchase and sale agreement. Any such closing shall be delayed, to the extent required, until the third (3rd) Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Act; provided, however, that such delay shall not exceed sixty (60) days following the one hundred eighty (180) days referred to in Section 27(c)(ii)(5) (the “ROFR Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFR Governmental Approval Deadline, then PBF Holding shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter TVPC shall be free to consummate the Transfer to the Proposed Transferee, subject to Section 27(b).

(iv)If the Transfer to the Proposed Transferee (A) in the case of a Transfer other than a Transfer permitted under Section 27(c)(iii), is not consummated in accordance with the terms of the Acquisition Proposal within the later of (1) one hundred eighty (180) days after the applicable ROFR Acceptance Deadline and (2) three (3) Business Days after the satisfaction of all governmental approval or filing requirements, if any, or (B) in the case of a Transfer permitted under Section 27(c)(iii), is not consummated within the later of (1) sixty (60) days after the ROFR Governmental Approval Deadline and (2) three (3) Business Days after the satisfaction of all governmental approval or filing requirements, if any, then in each case the Acquisition Proposal shall be deemed to lapse, and TVPC may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Section 27 if and to the extent then applicable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: /s/ Matthew Lucey Name: Matthew Lucey Title: Executive Vice President	By: /s/ Trecia Canty Name: Trecia Canty Title: Secretary

Signature Page to
Transportation Services Agreement (SJV System)

SCHEDULE A-1
Crude Pipeline Segments and Storage Tanks
Main Line (North):

M-55 Lost Hills to Belridge - 14.2 miles 8” leased to Plains
M-55 Belridge to Midway - 17 miles 12”
M-1 Midway to Continental - 12.6 miles 16”
M-1 Continental to Pentland - 6 miles 12”, 8 miles 16”
M-1 Pentland to Emidio - 15 miles 16”
G-3 Belridge Gathering - 0.8 miles 8”
G-5 Midway Gathering - 0.6 miles 6”
G-13 Pentland Gathering - 6.6 miles 8”

Main Line (South):

M-1 Emidio to Rose - 10.7 miles 16”
M-1 Rose to Grapevine - 5.7 miles 16”
M-1 Grapevine to Lebec - 5.1 miles 12”
M-70 Lebec to Newhall - 4.6 miles 12”, 38.4 miles 16”
M-70 Newhall to Saticoy - 18.2 miles 16”
M-70 Saticoy to Slauson - 20.4 miles 16”
M-70 Slauson to Torrance - 13.3 miles 16”

Dedicated Storage Tank:

Midway - Shell Capacity of 55,000 bbls and Operating Capacity of 43,360 bbls

Throughput Storage Tanks:

Belridge - Shell Capacity of 55,000 bbls and Operating Capacity of 43,519 bbls
Emidio - Shell Capacity of 300,000 bbls and Operating Capacity of 247,915 bbls (which excludes 45,000 bbls for operational needs)

Schedule A-1
Transportation Services Agreement (Crude)

EXHIBIT A
FORM OF PIPELINE SERVICE ORDER
(MAIN LINE (SOUTH))

This Pipeline Service Order is entered as of August [ ], 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company (“TVPC”), and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), pursuant to and in accordance with the terms of the Transportation Services Agreement (SJV System) dated as of August 31, 2016, by and among such parties (the “Agreement”). The Segments are set forth on Attachment 1 to this Pipeline Service Order (collectively, the “Main Line (South)”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
(i)Crude Reserved Capacity: [________] bpd (Monthly Average Basis);

(ii)Crude Oil Transportation Fees: $[________] per Barrel fixed rate subject to adjustment as set forth below;

(iii)Excess Throughput Fees: $[________] per Barrel fixed rate for each Barrel transported on the Main Line (South) in excess of the Crude Reserved Capacity specified in clause (i) above;

(iv)Charges: PBF Holding shall be allocated PBF Holding’s Share of the actual costs incurred by TVPC for electricity, natural gas and other utilities required for the ownership, maintenance and operation of the Main Line (South). “PBF Holding’s Share” means a number, expressed as a percentage, equal to the quotient of (a) the greater of (i) the total Barrels transported by PBF Holding on the Main Line (South), in the aggregate, during the sixth-month period preceding the date of determination or (ii) the Crude MTC during such period, and (b) the total Barrels transported by all Persons on the Main Line (South) during such period;

(v)Crude Shortfall Payment Calculation: If, for any Month, Actual Shipments for such Month on the Main Line (South) are less than the applicable Crude MTC, then PBF Holding shall pay TVPC an amount (a “Shortfall Payment”) with respect to the Main Line (South) equal to the difference between (A) the Crude MTC multiplied by the Transportation Fee and (B) the aggregate Transportation Fees for such Month payable with respect to the Main Line (South). The aggregate dollar amount of any Crude Shortfall Payments under this Pipeline Service Order included in the monthly invoices described in Section 8(c) of the Agreement and paid by PBF Holding shall be posted as a Credit to PBF Holding’s account, and such Credit shall be applied in subsequent monthly invoices against Excess Throughput Fees applicable to transport of Barrels of Crude Oil during any of the succeeding three (3) Months under any PBF Holding Pipeline Service Order. “Actual Shipment” means the volume of Crude Oil that is delivered on the Main Line (South) under this Pipeline Service Order and any volumes of Crude Oil that is delivered on the Main Line (South) by a PBF Holding Crude Oil Supplier or a PBF Holding Designee;

Exhibit A
Page -1-

(vi)PBF Holding shall also be responsible for:

(1)reimbursement related to newly imposed taxes pursuant to Section 6 of the Agreement;

(2)Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7 of the Agreement; and

(3)any other services as may be agreed.

Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.
[Signature Page Follows]

Exhibit A
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IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: Name: Title:	By: Name: Title:

Exhibit A
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ATTACHMENT 1
Main Line (South):

M-1 Emidio to Rose - 10.7 miles 16”
M-1 Rose to Grapevine - 5.7 miles 16”
M-1 Grapevine to Lebec - 5.1 miles 12”
M-70 Lebec to Newhall - 4.6 miles 12”, 38.4 miles 16”
M-70 Newhall to Saticoy - 18.2 miles 16”
M-70 Saticoy to Slauson - 20.4 miles 16”
M-70 Slauson to Torrance - 13.3 miles 16”

Exhibit A
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EXHIBIT B
FORM OF PIPELINE SERVICE ORDER
(MAIN LINE (NORTH))

This Pipeline Service Order is entered as of August [ ], 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company (“TVPC”), and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), pursuant to and in accordance with the terms of the Transportation Services Agreement (SJV System) dated as of August 31, 2016, by and among such parties (the “Agreement”). The Segments are set forth on Attachment 1 to this Pipeline Service Order (collectively, the “Main Line (North)”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
(i)Crude Reserved Capacity: [________] bpd (Monthly Average Basis)

(ii)Crude Oil Transportation Fees: $[________] per Barrel fixed rate subject to adjustment as set forth below;

(iii)Charges: PBF Holding shall be allocated PBF Holding’s Share of the actual costs incurred by TVPC for electricity, natural gas and other utilities required for the ownership, maintenance and operation of the Main Line (North). “PBF Holding’s Share” means a number, expressed as a percentage, equal to the quotient of (a) the greater of (i) the total Barrels transported by PBF Holding on the Main Line (North), in the aggregate, during the sixth-month period preceding the date of determination or (ii) the Crude MTC during such period, and (b) the total Barrels transported by all Persons on the Main Line (North) during such period;

(iv)Crude Shortfall Payment Calculation: If, for any Month, Actual Shipments for such Month on the Main Line (North) are less than the applicable Crude MTC, then PBF Holding shall pay TVPC an amount (a “Shortfall Payment”) with respect to the Main Line (North) equal to the difference between (i) the Crude MTC multiplied by the Transportation Fee and (ii) the aggregate Transportation Fees for such Month payable with respect to the Main Line (North). The aggregate dollar amount of any Crude Shortfall Payments under this Pipeline Service Order included in the monthly invoices described in Section 8(c) of the Agreement and paid by PBF Holding shall be posted as a Credit to PBF Holding’s account, and such Credit shall be applied in subsequent monthly invoices against Excess Throughput Fees applicable to transportation of Barrels of Crude Oil during any of the succeeding three (3) Months under any PBF Holding Pipeline Service Order. “Actual Shipment” means the volume of Crude Oil that is delivered on the Main Line (North) under this Pipeline Service Order and any volumes of Crude Oil that is delivered on the Main Line (North) by a PBF Holding Crude Oil Supplier or a PBF Holding Designee;

(v)PBF Holding shall also be responsible for:

Exhibit B
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(1)reimbursement related to newly imposed taxes pursuant to Section 6 of the Agreement;

(2)Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7 of the Agreement; and

(3)any other services as may be agreed.
Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.
[Signature Page Follows]

Exhibit B
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IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: Name: Title:	By: Name: Title:

Exhibit B
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ATTACHMENT 1
Main Line (North):

M-55 Lost Hills to Belridge - 14.2 miles 8” leased to Plains
M-55 Belridge to Midway - 17 miles 12”
M-1 Midway to Continental - 12.6 miles 16”
M-1 Continental to Pentland - 6 miles 12”, 8 miles 16”
M-1 Pentland to Emidio - 15 miles 16”
G-3 Belridge Gathering - 0.8 miles 8”
G-5 Midway Gathering - 0.6 miles 6”
G-13 Pentland Gathering - 6.6 miles 8”

Exhibit B
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EXHIBIT C
FORM OF DEDICATED STORAGE SERVICE ORDER
This Dedicated Storage Service Order is entered as of August [ ], 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company (“TVPC”), and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), pursuant to and in accordance with the terms of the Transportation Services Agreement (SJV System) dated as of August 31, 2016, by and among such parties (the “Agreement”). The Dedicated Storage Tank is set forth on Attachment 1 to this Dedicated Storage Service Order (the “Dedicated Storage Tank”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
(i)the Operating Capacity and Shell Capacity of the Dedicated Storage Tank; see Attachment 1.

(ii)Storage Services Fees: $[________] per Barrel fixed rate for the Dedicated Storage Tank, which rate includes throughput equal to the Shell Capacity of the Dedicated Storage Tank, subject to adjustment as set forth below;

(iii)any modification, cleaning, or conversion of the Dedicated Storage Tank as required or requested by PBF Holding pursuant to Section 10 of the Agreement;

(iv)PBF Holding shall also be responsible for:

(1)reimbursement related to newly imposed taxes pursuant to Section 6 of the Agreement;

(2)Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7 of the Agreement; and

(3)any other services as may be agreed.

Except as set forth in this Dedicated Storage Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Dedicated Storage Service Order.
[Signature Page Follows]

Exhibit C
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IN WITNESS WHEREOF, the parties hereto have duly executed this Dedicated Storage Service Order as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: Name: Title:	By: Name: Title:

Exhibit C
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ATTACHMENT 1
OPERATING CAPACITY AND SHELL CAPACITY OF DEDICATED TANK
Midway - Shell Capacity of 55,000 bbls and Operating Capacity of 43,360 bbls

Exhibit C
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EXHIBIT D
FORM OF THROUGHPUT STORAGE SERVICE ORDER
This Throughput Storage Service Order is entered as of August [ ], 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company (“TVPC”), and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), pursuant to and in accordance with the terms of the Transportation Services Agreement (SJV System) dated as of August 31, 2016, by and among such parties (the “Agreement”). The Throughput Tanks are set forth on Attachment 1 to this Throughput Storage Service Order (collectively, the “ThroughputTanks”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
(i)the Operating Capacity and Shell Capacity of each Throughput Tank; see Attachment 1.

(ii)Storage Services Fees: $[________] per Barrel fixed rate subject to adjustment as set forth below;

(iii)Excess Storage Throughput Fees: PBF Holding shall also pay $[_____] per Barrel for throughput in excess of the Shell Capacity for each Throughput Storage Tank;

(iv)any modification, cleaning, or conversion of the Throughput Tanks as required or requested by PBF Holding pursuant to Section 10 of the Agreement;

(v)PBF Holding shall also be responsible for:

(1)reimbursement related to newly imposed taxes pursuant to Section 6 of the Agreement;

(2)Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7 of the Agreement; and

(3)any other services as may be agreed.

Except as set forth in this Throughput Storage Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Throughput Storage Service Order.
[Signature Page Follows]

Exhibit D
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IN WITNESS WHEREOF, the parties hereto have duly executed this Throughput Storage Service Order as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: Name: Title:	By: Name: Title:

Exhibit D
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ATTACHMENT 1
OPERATING CAPACITY AND SHELL CAPACITY OF THROUGHPUT TANKS
Belridge - Shell Capacity of 55,000 bbls and Operating Capacity of 43,519 bbls
Emidio - Shell Capacity of 300,000 bbls and Operating Capacity of 247,915 bbls (which excludes 45,000 bbls for operational needs)

Exhibit D
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EXHIBIT E
DESIGNATED REFINERY AND LOGISTICS ASSETS

•	Waste Water Treatment Plant (WWTP) and oily water/storm sewer system connections to Pipeline assets.

•	Steam generation and distribution system to the WWTP and Pipeline Station

•	Electrical distribution system to the WWTP and Pipeline

•	Instrument Air compressor, dryer and distribution system to the WWTP and Pipeline

•	Firewater supply pump, piping system and associated equipment

•	Fresh water system, including interconnection to supply, pumps and distribution piping

•	IT Servers and associated equipment, including UPS backup systems

•	Relevant operating and other environmental permits

•	M-146 crude line from Torrance Meters to the Plains Pipeline connection

•	M-70 piping and meter run from the line within Torrance Meters.

•	M-146 meter run within Torrance Meters that also supports interconnects to Plains Line 93 and M-134 coastal line.

•	Stationary prover that support M-70 and M-146 meter runs.

•	Right of entry into the M-70/146 area.

Exhibit E
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